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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person

         Miller                      Arthur                           H.
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        (Last)                      (First)                        (Middle)

                               1075 First Avenue
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                                   (Street)

                       King of Prussia, PA 19406

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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Global Sports, Inc.(GSPT)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)

4.  Statement for Month/Year  August, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer
                    (check all applicable)

    ___ Director    X  Officer            ___ 10% owner   ___ Other
                   ---
                        (give title below)                       (specify below)

            Executive Vice President and General Counsel
            --------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
     ---
     ___ Form filed by More than One Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


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1. Title              2. Trans-    3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action          or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                         (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/   -----------------------------------------------      End of               (D) or        ficial
                          Day/                                                          Month                Indirect      Ownership
                          Year)    Code     V      Amount     (A) or    Price        (Instr. 3 and 4)        (I)          (Instr. 4)
                                                              (D)                                          (Instr. 4)
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Common Stock          8/23/01      S               5,000       D        $18.24
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Common Stock          8/23/01      S               6,000       D        $18.10       455                  D
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Reminder:  Report on a separate line for each class of securities benefically owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-(96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          of Indi-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          rect
                                 Date                                           ative       Secur-           of De-        Benefi-
                                 (Month/Day/                                    Secur-      ities            rivative      cial
                                 Year)                                          ity         Bene-            Security      Ownership
                                                                                (Instr.     ficially         Direct        (Instr.4)
                               --------------------------------------------     5)          Owned            (D) or
                               Date     Expira-              Amount or                      at End           Indirect
                               Exer-    tion         Title   Number of                      of               (1)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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Explanation of Responses:


The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.


             /s/ Arthur H. Miller                     September 4, 2001
          -------------------------------             -----------------
          **Signature of Reporting Person                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.